Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234-6034

Mark Oberle
Phone: +1 972 443 4464
Celanese Corporation Reports Strong Third Quarter Results; Outlook for Full Year at Top End of Previous Guidance Range
Third quarter highlights:
•	Net sales increase 10% from prior year to $1,685 million

•	Operating profit up 111% to $200 million

•	Diluted EPS is $0.64, up 146%

•	Adjusted EPS is $0.79, up 61%

•	Operating EBITDA increases 28% to $322 million

•	Net debt decreases to $2,936 million

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2006	2005	2006	2005
Net sales	1,685	1,526	5,000	4,493
Operating profit	200	95	562	406
Net earnings	109	45	329	102
Basic EPS	$0.67	$0.26	$2.02	$0.62
Diluted EPS	$0.64	$0.26	$1.92	$0.62
Adjusted EPS *	$0.79	$0.49	$2.23	$1.66
Operating EBITDA *	322	252	936	802

*	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, October 31, 2006: Celanese Corporation (NYSE: CE) today reported net sales increased 10% to $1,685 million, compared to the same period last year, on increased volumes and pricing due to continued strong demand. Operating profit more than doubled to $200 million compared to $95 million in the third quarter of last year on stronger volumes, higher margins and lower other charges and adjustments. Improved earnings in specialty businesses, higher pricing, and increased volumes more than offset higher raw material costs.
Adjusted earnings for the quarter were $0.79 per share compared to $0.49 in the same period last year. These results included a $0.03 per share benefit related to a lower than expected adjusted tax rate of 25%. Operating EBITDA increased 28% to $322 million from $252 million in the prior year period.
“Celanese delivered another strong quarter of earnings performance. Our integrated hybrid business model continued to deliver value to shareholders and demonstrated resiliency during a period of raw material cost volatility,” said David Weidman, president and chief executive officer. “Our Ticona and Acetate Products businesses delivered tremendous year over year improvements as a result of their growth and revitalization strategies.”
Year to Date 2006
Net sales for the first nine months of 2006 were $5 billion, an 11% increase from the same period last year. The improved results were driven by the inclusion of sales from the Acetex acquisition as well as increased volumes and pricing due to continued strong demand. Operating profit rose 38% to $562 million, compared to $406 million in the first nine months of 2005. Operating EBITDA for the first nine months of 2006 increased 17% to $936 million, compared to $802 million in the same period last year. Adjusted earnings per share for the period were $2.23 compared to $1.66 for the first nine months of 2005, an increase of 34%. The company’s strong business performance, increased volumes, and the realized benefits of several restructuring and productivity efforts drove the improved results.
Recent Highlights
•	Announced agreement to acquire Acetate Products Limited, the cellulose acetate flake, tow and film activities of Corsadi BV. The proposed acquisition, subject to customary regulatory approvals, is consistent with the company’s goal of improving upon its cost effective, highly reliable supply to the global acetate market.

•	Celanese moved to an independent board of directors with the election of two new independent directors. The board now has a total of 11 directors, including six independent directors.

•	Effective in the fourth quarter of 2006, the company expects to lower the borrowing costs on its senior credit facility by reducing the margin over LIBOR from 2.00% to 1.75% on approximately $1.3 billion of the U.S. dollar denominated portion of the Term Loans due to overall leverage ratio improvement.
Third Quarter Segment Overview
Chemical Products
Chemical Products continued to deliver a high level of sustained earnings. Net sales for the quarter increased from $1.1 billion in the prior period to $1.2 billion on higher pricing and continued strong demand. Operating profit rose 68%, from $101 million to $170 million, compared to the same period last year. Higher volumes in all product lines, price increases in both acetyl and acetyl derivative products, and lower other charges more than offset raw material cost increases, primarily in ethylene and propylene. Operating EBITDA increased from $201 million to $234 million compared to the same period last year. Sharply higher operating margins were partially offset by lower dividends from cost investments in the quarter. Dividends from the company’s cost investments were in line with expectations, but were lower than last year due to timing of dividend payments.
Ticona Technical Polymers
Ticona delivered outstanding performance as it grew volumes in key applications for its specialty engineered polymers. Net sales increased 8% to $230 million, compared to the same period last year, as higher volumes of 10% and favorable currency were partly offset by lower pricing associated with product mix. Volumes increased in all product lines as a result of the ongoing success of the company’s growth and innovation strategy. Operating profit increased from $18 million to $37 million compared to the same period last year, primarily due to increased volumes and an improved cost structure, including the effects from the exit of the COC business. Operating EBITDA increased 32% to $66 million compared to the same quarter last year.
Acetate Products
Acetate Products delivered improved and sustainable performance, benefiting from its revitalization strategy. Net sales increased 6% to $171 million compared to the same period last year. Higher pricing on continued strong demand and increased flake volumes more than offset lower tow volumes resulting from the 2005 shutdown of the company’s Canadian tow plant. Operating profit increased to $23 million from $4 million as higher pricing, lower other charges, and savings from restructuring more than offset higher raw material and energy costs. Operating EBITDA for the quarter increased from $16 million to $29 million.
Performance Products
Net sales for Performance Products were $41 million, an 11% decrease from the same period last year due to a 6% decrease in volume and pricing. The decrease in pricing was in line with the company’s expectations, and the decrease in volume was primarily due to timing of sales to the carbonated beverage industry in 2006 compared to 2005. Operating profit was $10 million for the quarter compared to $13 million in the third quarter of last year. Operating EBITDA was $13 million compared to $16 million in the third quarter of last year.
Taxes
The 25% tax rate for adjusted earnings per share was favorable to the company’s previous estimate of 28% and accounted for a $0.03 per share positive impact in the third quarter. The tax rate for adjusted earnings per share reflects the benefits of utilizing the company’s net operating losses and differs significantly from the U.S. GAAP tax rate of 40% for the third quarter. This difference is primarily due to the impact of the reversal of purchase accounting valuation allowances related to net operating losses in the United States. Expected cash taxes are not impacted by these items and remain at the high end of the company’s previously forecasted range of between $60 and $100 million for 2006.
Equity and Cost Investments
Total dividends received from equity and cost investments were $33 million compared to $47 million in the same period last year. The expected decrease was mainly due to lower dividends from the Ibn Sina cost investment in Saudi Arabia due to timing of payments. Earnings from equity and cost investments decreased to $36 million from $54 million, primarily due to lower cost investment dividends.
Cash Flow
During the third quarter, the company generated $257 million of cash from operating activities. The company continued to generate strong cash flow with $415 million in cash from operating activities during the first nine months of 2006, compared to $513 million in the same period last year. The year over year decrease is primarily due to the impact of favorable inventory reduction associated with the hurricanes in 2005, an increase in working capital associated with 2006 revenue growth, and timing of other cash payments.
Net debt at the end of the third quarter was $2,936 million, a decrease of $111 million from the end of 2005 and a decrease of $204 million from the end of the second quarter of 2006. Effective in the fourth quarter of 2006, the company expects to lower the borrowing costs on its senior credit facility by reducing the margin over LIBOR from 2.00% to 1.75% on approximately $1.3 billion of the U.S. dollar denominated portion of the Term Loans due to overall leverage ratio improvement.
Outlook
The company now expects its full year adjusted earnings per share to be between $2.70 and $2.80, based on 171.2 million diluted shares outstanding, compared to its previous guidance range of between $2.50 and $2.80. Full year 2005 results were $2.24. Fourth quarter results are expected to reflect traditional seasonality across the businesses but should benefit from lower raw material and energy costs as compared to last year. The company expects the full year tax rate for adjusted earnings per share to be approximately 27%.
“Our continued positive outlook demonstrates our confidence in the underlying strength of our businesses and their ability to deliver sustainable earnings,” Weidman said. “Our integrated, hybrid model and relentless pursuit of our company strategy has established a highly successful, global platform for strong performance and future growth.”
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.1 billion in 2005, with approximately 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 9,300 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects three performance measures, operating EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Earnings- Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2006	2005	2006	2005

Net sales	1,685	1,526	5,000	4,493
Cost of sales	(1,318)	(1,240)	(3,916)	(3,491)

Gross profit	367	286	1,084	1,002

Selling, general and administrative expenses	(147)	(144)	(452)	(438)
Research and development expenses	(16)	(22)	(52)	(68)
Other charges	0	(24)	(12)	(89)
Foreign exchange (loss), net	(2)	(2)	(3)	—
Gain (loss) on disposition of assets, net	(2)	1	(3)	(1)

Operating profit	200	95	562	406

Equity in net earnings of affiliates	20	21	59	48
Interest expense	(74)	(72)	(218)	(316)
Interest income	9	7	26	31
Other income, net	26	26	61	47

Earnings from continuing operations before tax and minority interests	181	77	490	216

Income tax provision	(72)	(27)	(159)	(79)

Earnings from continuing operations before minority interests	109	50	331	137

Minority interests	(2)	(3)	(3)	(41)

Earnings from continuing operations	107	47	328	96

Earnings (loss) from operation of discontinued operations	2	(2)	1	6

Net earnings	109	45	329	102

Cumulative preferred stock dividend declared	(3)	(3)	(8)	(7)

Net earnings available to common shareholders	106	42	321	95

Earnings (loss) per common share — basic:
Continuing operations	$0.66	$0.27	$2.01	$0.58
Discontinued operations	0.01	(0.01)	0.01	0.04

Net earnings available to common shareholders	$0.67	$0.26	$2.02	$0.62

Earnings (loss) per common share — diluted:
Continuing operations	$0.63	$0.27	$1.91	$0.58
Discontinued operations	0.01	(0.01)	0.01	0.04

Net earnings available to common shareholders	$0.64	$0.26	$1.92	$0.62

Weighted average shares — basic	158.6	158.5	158.6	153.0
Weighted average shares — diluted	171.2	171.9	171.6	153.5

Preliminary Consolidated Balance Sheets — Unaudited

	September 30,	December 31,
(in $ millions)	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	513	390
Restricted cash	44	—
Receivables:
Trade receivables, net	987	919
Other receivables	552	481
Inventories	639	650
Deferred income taxes	37	37
Other assets	68	91

Total current assets	2,840	2,568

Investments	787	775
Property, plant and equipment, net	2,085	2,036
Deferred income taxes	85	139
Other assets	484	497
Goodwill	876	949
Intangible assets, net	469	481

Total assets	7,626	7,445

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	205	155
Trade payable -third parties and affiliates	741	811
Other current liabilities	726	787
Deferred income taxes	27	36
Income taxes payable	248	224

Total current liabilities	1,947	2,013

Long-term debt	3,244	3,282
Deferred income taxes	300	285
Benefit obligations	1,070	1,126
Other liabilities	449	440
Minority interests	70	64
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	356	337
Retained earnings	326	24
Accumulated other comprehensive income (loss), net	(136)	(126)

Total shareholders’ equity	546	235

Total liabilities and shareholders’ equity	7,626	7,445

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -a Non-U.S. GAAP Measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2006	2005	2006	2005

Net Sales
Chemical Products	1,206	1,091	3,558	3,203
Technical Polymers Ticona	230	212	691	674
Acetate Products	171	162	514	499
Performance Products	41	46	138	140
Other Activities *	69	55	198	75
Intersegment eliminations	(32)	(40)	(99)	(98)

Total	1,685	1,526	5,000	4,493

Operating Profit (Loss)
Chemical Products	170	101	475	436
Technical Polymers Ticona	37	18	116	62
Acetate Products	23	4	75	24
Performance Products	10	13	43	41
Other Activities *	(40)	(41)	(147)	(157)

Total	200	95	562	406

Equity Earnings and Other Income/(Expense) **
Chemical Products	22	36	47	44
Technical Polymers Ticona	13	15	42	43
Acetate Products	—	—	21	2
Performance Products	—	(2)	1	(2)
Other Activities *	11	(2)	9	8

Total	46	47	120	95

Other Charges and Other Adjustments ***
Chemical Products	3	19	10	23
Technical Polymers Ticona	—	4	(4)	25
Acetate Products	—	9	—	10
Performance Products	—	1	—	1
Other Activities *	3	7	35	42

Total	6	40	41	101

Depreciation and Amortization Expense
Chemical Products	39	45	118	118
Technical Polymers Ticona	16	13	48	42
Acetate Products	6	3	18	21
Performance Products	3	4	11	10
Other Activities *	6	5	18	9

Total	70	70	213	200

Operating EBITDA
Chemical Products	234	201	650	621
Technical Polymers Ticona	66	50	202	172
Acetate Products	29	16	114	57
Performance Products	13	16	55	50
Other Activities *	(20)	(31)	(85)	(98)

Total	322	252	936	802

*	Other Activities primarily includes corporate selling, general and administrative expenses and the results from AT Plastics and captive insurance companies.

**	Includes equity earnings from affiliates and other income/(expense), which is primarily dividends from cost investments.

***	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations.

Table 2
Factors Affecting Third Quarter 2006 Segment Net Sales Compared to Third Quarter 2005

(in percent)	Volume	Price	Currency	Other	Total

Chemical Products	3%	5%	2%	0%	10%
Technical Polymers Ticona	10%	-3%	2%	-1%	8%
Acetate Products	0%	6%	0%	0%	6%
Performance Products	-6%	-6%	1%	0%	-11%
Total Company	4%	4%	2%	0%	10%

Factors Affecting Nine Months 2006 Segment Net Sales Compared to Nine Months 2005

(in percent)	Volume	Price	Currency	Other*	Total

Chemical Products	1%	4%	0%	6%	11%
Technical Polymers Ticona	6%	-1%	-2%	-1%	2%
Acetate Products	-4%	7%	0%	0%	3%
Performance Products	11%	-10%	-2%	0%	-1%
Total Company	2%	3%	0%	6%	11%

*	Primarily represents net sales from the Acetex business (Chemical Products), the absence of sales related to the COC divestiture (Ticona), and AT Plastics and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Nine Months Ended
	September 30,
(in $ millions)	2006	2005

Net cash provided by operating activities	415	513
Net cash (used in) investing activities	(193)	(778)
Net cash (used in) financing activities	(109)	(78)
Exchange rate effects on cash	10	(94)
Cash and cash equivalents at beginning of period	390	838

Cash and cash equivalents at end of period	513	401

Table 4
Cash Dividends Received

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2006	2005	2006	2005

Dividends from equity investments	17	14	53	60
Dividends from cost investments	16	33	62	54

Total	33	47	115	114

Table 5
Net Debt — Reconcilation of a Non-U.S. GAAP Measure

	September 30,	December 31,
(in $ millions)	2006	2005

Short-term borrowings and current installments of long-term debt — third party and affiliates	205	155
Long-term debt	3,244	3,282

Total debt	3,449	3,437
Less: Cash and cash equivalents	513	390

Net Debt	2,936	3,047

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2006	2005	2006	2005

Earnings from continuing operations before tax and minority interests	181	77	490	216
Non-GAAP Adjustments:
Other charges and other adjustments *	6	40	41	101
Refinancing costs	—	—	—	102

Adjusted earnings from continuing operations before tax and minority interests	187	117	531	419
Income tax provision on adjusted earnings **	(47)	(28)	(143)	(102)
Minority interests	(2)	(3)	(3)	(41)
Earnings from discontinued operations, net of tax and adjustments ***	(2)	(2)	(3)	6
Preferred dividends	(3)	(3)	(8)	(7)

Adjusted net earnings available to common shareholders	133	81	374	275
Add back: Preferred dividends	3	3	8	7

Adjusted net earnings for diluted adjusted EPS	136	84	382	282

Diluted shares (millions)

Weighted average shares outstanding	158.6	158.5	158.6	158.5
Assumed conversion of Preferred Shares	12.0	12.0	12.0	10.9
Assumed conversion of stock options	0.6	1.4	1.0	0.5

Total diluted shares	171.2	171.9	171.6	169.9

Adjusted EPS from continuing operations	0.80	0.50	2.25	1.62

Earnings per common share from discontinued operations, net of adjustments	(0.01)	(0.01)	(0.02)	0.04

Adjusted EPS	0.79	0.49	2.23	1.66

*	See Table 7 for details

**	The U.S. GAAP tax rate for the three months ended September 30, 2006 is 40% and nine months ended September 30, 2006 is 32%. The company’s adjusted tax rate for the three months ended September 30, 2006 is 25% and the resulting year to date adjusted tax rate is 27%. The difference between our US GAAP taxes and our adjusted taxes are due to: (i) the favorable impact of purchase accounting on our net operating losses ($23 million), and (ii) the elimination of discrete tax items not related to the current period ($4 million).

***	Does not include gain on sale related to discontinued operations.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges: *

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2006	2005	2006	2005

Employee termination benefits	—	8	11	16
Plant/office closures	—	13	—	15

Total restructuring	—	21	11	31
Asset impairments	—	1	—	25
Insurance recoveries associated with plumbing cases	—	—	(3)	(4)
Other	—	2	4	37	**

Total	—	24	12	89

Other Adjustments: ***

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2006	2005	2006	2005

Executive severance & legal costs related to Squeeze-Out	5	—	28	—
Favorable impact on non-operating foreign exchange position	—	—	—	(14)
Advisor monitoring fee	—	—	—	10
Purchase accounting for inventories	—	16	—	16
Business Optimization	4	—	4	—
Other	(3)	—	(3)	—

Total	6	16	29	12

Total other charges and other adjustments	6	40	41	101

*	Previously described as Special Charges

**	Termination of advisor monitoring fee

***	These items are included in net earnings but not included in other charges.